Exhibit 99.1

Press Release

Federated Investors, Inc. Appoints New Head of Sales

(PITTSBURGH, Pa., February 27, 2006) — Federated Investors, Inc. (NYSE: FII), one of the nation’s largest investment management firms, announced today the appointment of Thomas E. Territ as president of Federated’s Securities Corp., Federated’s distribution arm. The announcement was made by J. Christopher Donahue, president and chief executive officer of Federated Investors, Inc.

Territ replaces James F. Getz who has resigned his duties effective immediately. Getz joined Federated in 1985 and held several positions with increasing levels of responsibility during his career. “Jim was an important part of Federated’s growth during his tenure,” Donahue said. “I’d like to thank him for his dedication and commitment and wish him well in the future.”

In his new role, Territ will report to Donahue and provide overall leadership to Federated’s four sales units, broker/dealer; bank broker/dealer; trust and capital markets; and the global institutional group. A 23-year veteran of the company, Territ has most recently served as national sales director for several of Federated’s sales divisions with assets totaling more than $100 billion, including: Bank Marketing, which provides asset management solutions to the Private Bank, Wealth Management and Retirement areas of all U.S. banks; Capital Markets; Corporate Cash Management; and Registered Investment Advisors. He joined the company in 1983 serving as a senior marketing representative and later as a vice president in trust sales. In 1993, his role expanded to national sales manager as he led Federated’s Insurance Sales Division within the firm’s Institutional Sales Division. He was named a senior vice president in 1995.

“Tom is an exceptional leader with a strong vision that will help Federated to increase our sales results,” Donahue said. “He has demonstrated outstanding skills at developing high-level customer relationships that have resulted in significant business wins for Federated over the past two decades. These attributes are critical in the customer-focused sales model at Federated.”

Federated currently employs approximately 170 sales personnel calling on banks, brokerage firms, financial planners, registered investment advisors and a wide variety of institutional investors across the nation.

Contacts:

MEDIA	ANALYSTS
J.T. Tuskan	Ray Hanley
(412) 288-7895	(412) 288-1920
jtuskan@federatedinv.com	rhanley@federatedinv.com

Federated Appoints Territ

February 27, 2006

“Federated has a large team of highly talented and dedicated sales professionals whose relationships and selling skills are key in our current and future success,” Territ said. “My role will be to identify new opportunities with existing clients by broadening and deepening relationships while matching our products to clients needs, as well as retain and attract superior sales professionals.”

Federated Investors, Inc. is one of the largest investment management firms in the United States, managing $213 billion in assets as of Dec. 31, 2005. With 136 mutual funds and various separately managed accounts, Federated provides comprehensive investment management worldwide to 5,500 institutions and intermediaries including corporations, government entities, insurance companies, foundations and endowments, banks and broker/dealers. Federated ranks in the top two percent of money market fund managers in the industry, the top six percent of fixed-income fund managers and the top seven percent of equity fund managers.1

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1 Strategic Insight, November 2005. Based on assets under management in open-end funds.

Federated Securities Corp., is the distributor of the Federated funds.

Separately managed accounts are available through Federated Investment Counseling, a registered investment advisor.

Certain statements in this press release, such as those related to the company’s goal for increasing sales results and identifying new opportunities constitute forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the company, or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include the ability to attract and retain customers and develop new products and markets, as well as those factors discussed in the company’s annual and quarterly reports as filed with the Securities and Exchange Commission. Many of these factors may be affected by the ongoing threat of terrorism. As a result, no assurance can be given as to future results, levels of activity, performance or achievements, and neither the company nor any other person assumes responsibility for the accuracy and completeness of such statements in the future.